Exhibit (d)(6)

HID Global Corporation

15370 Barranca Parkway

Irvine, CA 92618

December 18, 2010

LaserCard Corporation

1875 N. Shoreline Blvd.

Mountain View, California 94043

Attention:	Robert DeVincenzi
President and CEO

Ladies and Gentlemen:

Reference is made to the letter agreement, dated November 5, 2010 (the “Original Agreement”) between HID Global Corporation (“HID”) and LaserCard Corporation (the “Company”) and the amendment thereof dated December 3, 2010. In light of the ongoing negotiations regarding a possible business combination transaction involving HID and the Company (the “Transaction”), HID and the Company hereby agree that the Exclusivity Termination Date, as defined in the Original Agreement, shall be further revised and extended to 11:59 p.m. (New York City time) on December 20, 2010. The Original Agreement shall remain in full force and effect except for such revision and extension of the Exclusivity Termination Date.

If the foregoing is acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement.

[Remainder of Page Intentionally Left Blank]

Sincerely,

HID Global Corporation

By:	/s/ Timothy B. Moxon
Name: Timothy B. Moxon
Title: Director of Mergers and Acquisitions

Accepted and agreed as of the date first written above:

LaserCard Corporation

By:	/s/ Robert T. DeVincenzi
Name: Robert T. DeVincenzi
Title: Chief Executive Officer

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